Exhibit 99

FOR IMMEDIATE RELEASE	Contacts:	Patrick H. Hawkins
Chief Executive Officer
February 1, 2012		612/617-8524
Hawkins, Inc.		Patrick.Hawkins@HawkinsInc.com
3100 East Hennepin Avenue
Minneapolis, MN 55413		Kathleen P. Pepski
Chief Financial Officer
612/617-8571
Kathleen.Pepski@HawkinsInc.com

HAWKINS, INC. REPORTS

THIRD QUARTER, NINE MONTHS FISCAL 2012 RESULTS

Minneapolis, MN, February 1, 2012 – Hawkins, Inc. (Nasdaq: HWKN) today announced third quarter and nine months results for fiscal 2012. Sales of $84.2 million for the quarter ended January 1, 2012 represented an increase of 19.2% from $70.6 million in sales for the same period in the prior fiscal year. Net income for the third quarter of fiscal 2012 was $5.6 million, or $0.53 per share, fully diluted, an increase of 30.5% compared to net income for the same period of fiscal 2011 of $4.3 million, or $0.41 per share, fully diluted.

For the nine months ended January 1, 2012, Hawkins reported sales of $260.6 million, net income of $19.2 million and diluted earnings per share of $1.84 as compared to sales of $215.7 million, net income of $18.4 million and diluted earnings per share of $1.78 for the same period a year ago.

Chief Executive Officer, Patrick H. Hawkins, commented, “We saw product margins improve in our Water Treatment segment this past quarter allowing this group to report higher earnings than the same quarter last year. This segment continues to focus on its geographic growth strategy and we are very pleased with how our newer branches are progressing. Business conditions continue to be challenging in our Industrial segment resulting in lower per-unit margins due to ongoing pricing pressures for the segment. Construction has begun on our new facility in Rosemount, MN. While our initial focus will be to relocate production from flood-prone sites we currently operate, we are enthusiastic about the additional capacity and capabilities this site will provide us for new business opportunities.”

For the quarter, Industrial segment sales increased $12.5 million, or 24.3%, to $63.7 million as compared to the same period in the prior year. Vertex, which we acquired in the fourth quarter of fiscal 2011, contributed $9.3 million of the increase in sales during the third quarter of fiscal 2012. The remaining increase in sales was the result of higher selling prices across the majority of our product lines due to increased commodity chemical prices, partially offset by somewhat lower overall sales volumes. Water Treatment segment sales for the quarter were $20.4 million, a 5.6% increase over last year’s third quarter sales of $19.3 million. The increase was primarily due to higher selling prices across the majority of our product lines, partially offset by somewhat lower bulk chemical sales volumes.

Company-wide gross profit for the quarter was $15.7 million, or 18.6% of sales, compared to $13.7 million, or 19.4% of sales, for the same period in fiscal 2011. Gross profit for the Industrial segment was $10.2 million, or 16.0% of sales, for the quarter ended January 1, 2012, as compared to $8.6 million, or 16.8% of sales, for the same period in fiscal 2011. The increase in gross profit dollars resulted from the addition of the Vertex business to this segment, offset by competitive pricing pressures. Gross profit for the Water Treatment segment was $5.5 million, or 26.8% of sales, for the quarter, as compared to $5.1 million, or 26.4% of sales, for the same period in fiscal 2011. The increase in gross profit was primarily due to increased profits across certain product lines, partially offset by higher operational and infrastructure costs compared to the prior year.

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HAWKINS, INC. REPORTS

RESULTS FOR FISCAL 2012

February 1, 2012

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Company-wide gross profit for the nine months ended January 1, 2012 was $52.4 million, or 20.1% of sales, as compared to $49.9 million, or 23.1% of sales for the same period in the prior fiscal year. Gross profit for the Industrial segment was $31.8 million, or 16.8% of sales, for the nine months, compared to $28.5 million or 19.6% of sales in the same period a year ago. The increase in gross profit dollars resulted from the addition of the Vertex business to this segment, offset by competitive pricing pressures. Gross profit for the Water Treatment segment was $20.6 million, or 28.6% of sales, for the nine months compared to $21.4 million, or 30.7% of sales, in the same period a year ago. The Water Treatment segment’s gross profit decrease was primarily due to competitive pricing pressures and lowered sales volumes because of unfavorable weather conditions during the first half of fiscal 2012.

Selling, general, and administrative expenses increased $0.3 million, or 3.9%, for the quarter and $2.5 million, or 12.3% for the nine months, as compared to the same periods in the prior fiscal year. The increases were primarily due to the addition of expenses related to the Vertex business, which we acquired during the fourth quarter of fiscal 2011, partially offset by lower equity and other incentive plan costs and costs in the prior year related to the Vertex acquisition.

Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals for its customers in a wide variety of industries. Headquartered in Minneapolis, Minnesota, and with 25 facilities in 13 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

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HAWKINS, INC. REPORTS

RESULTS FOR FISCAL 2012

February 1, 2012

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HAWKINS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Nine Months Ended
(In thousands, except share and per-share data)	January 1, 2012	December 31, 2010	January 1, 2012	December 31, 2010
Sales	$84,160	$70,620	$260,624	$215,684
Cost of sales	(68,481)	(56,894)	(208,268)	(165,768)

Gross profit	15,679	13,726	52,356	49,916
Selling, general and administrative expenses	(7,163)	(6,893)	(22,864)	(20,368)

Operating income	8,516	6,833	29,492	29,548
Investment income	26	71	119	272

Income from continuing operations before income taxes	8,542	6,904	29,611	29,820
Provision for income taxes	(3,257)	(2,650)	(11,255)	(11,397)

Income from continuing operations	5,285	4,254	18,356	18,423
Income from discontinued operations, net of tax	267	—	824	—

Net income	$5,552	$4,254	$19,180	$18,423

Weighted average number of shares outstanding-basic	10,332,480	10,259,458	10,320,810	10,256,674

Weighted average number of shares outstanding-diluted	10,410,533	10,355,888	10,403,711	10,336,169

Basic earnings per share
Earnings per share from continuing operations	$0.51	$0.41	$1.78	$1.80
Earnings per share from discontinued operations	0.03	—	0.08	—

Basic earnings per share	$0.54	$0.41	$1.86	$1.80

Diluted earnings per share
Earnings per share from continuing operations	$0.51	$0.41	$1.76	$1.78
Earnings per share from discontinued operations	0.02	—	0.08	—

Diluted earnings per share	$0.53	$0.41	$1.84	$1.78

Cash dividends declared per common share	$—	$—	$0.32	$0.40

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